EXHIBIT 99.1

MORGANS HOTEL GROUP CO.

ANNOUNCES EARLY RESULTS IN CONNECTION WITH MHG HR ACQUISITION CORP.’S TENDER OFFER AND CONSENT SOLICITATION FOR HARD ROCK HOTEL, INC.'S 8 7/8% SECOND LIEN NOTES DUE 2013, EXTENSION OF PRICE

DETERMINATION DATE AND EXPIRATION DATE OF TENDER OFFER

NEW YORK, NY -- December 27, 2006 -- Morgans Hotel Group Co. (Nasdaq: MHGC) (“Morgans”) announced today, in connection with the cash tender offer and consent solicitation by its wholly-owned subsidiary, MHG HR Acquisition Corp. (the “Company”), for any and all of the outstanding $140,000,000 aggregate principal amount of 8 7/8% Second Lien Notes due 2013 (the “Notes”) of Hard Rock Hotel, Inc. (“Hard Rock Hotel & Casino”) (the “Offer”), that as of 12:00 midnight, New York City time, on December 26, 2006 (the “Consent Payment Deadline”), which was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the Offer, it had received tenders and consents from holders of approximately $139 million in aggregate principal amount of the Notes, representing approximately 99.4% of the total outstanding principal amount of the Notes. Notes tendered and consents delivered prior to or after the Consent Payment Deadline may not be validly withdrawn or revoked, except under very limited circumstances.

A supplemental indenture to the indenture governing the Notes is to be executed as promptly as practicable. When executed, the supplemental indenture will be effective but the amendments to the indenture and the Notes contained therein will not become operative unless and until the conditions to the Offer have been satisfied or waived by the Company and the Company has accepted for purchase tendered Notes. If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, the indenture will remain in effect in its present form.

Morgans also announced that, in accordance with the tender offer documents, the Company is extending the Price Determination Date (as defined in the Offer to Purchase and Consent Solicitation Statement) from 10:00 a.m., New York City time, on December 27, 2006 to 10:00 a.m., New York City time, on January 9, 2007 and is extending the Expiration Date (as defined in the Offer to Purchase and Consent Solicitation Statement) from 5:00 p.m., New York City time, on January 11, 2007, to 5:00 p.m., New York City time, on January 24, 2007. Holders who have previously tendered Notes do not need to re-tender their Notes or take any other action in response to these extensions.

Except for the extension of the Price Determination Date and Expiration Date as described above, the Offer and the tender offer documents remain in full force and effect and the Price Determination Date for the tender offer shall be at least ten business days prior to the Expiration Date. The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver of certain conditions, including, among others, the satisfaction of certain conditions to the consummation of the merger under the previously announced merger agreement between Morgans and Hard Rock Hotel & Casino and the Company having sufficient available funds to pay the total consideration with respect to all Notes.

The tender offer will expire at 5:00 p.m., New York City time, on January 24, 2007, unless further extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw or amend the Offer at any time subject to applicable law. Except for the extension described above, the complete terms and conditions of the Offer are set forth in the tender offer documents which have been sent to holders of Notes. Holders are urged to read the tender offer documents carefully.

The Company has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer and consent solicitation. Questions may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-7596 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the Offer, at (800) 769-7666 (toll free) or (212) 269-5550 (collect).

The Offer is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of Hard Rock Hotel & Casino, the Company or Morgans or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes.

About Morgans Hotel Group

Morgans Hotel Group Co. (Nasdaq: MHGC) which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, owns and operates Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. Morgans Hotel Group Co. has other property transactions in various stages of completion including projects in Miami Beach, Florida, and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities in the United States, Europe, South America, Asia and around the world. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "projects," "intends," "believes," "guidance," and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risk related to the completion of pending transactions, including the acquisition of the Hard Rock Hotel & Casino and the obtaining of all anticipated debt and equity financing in connection with such transactions, and the integration of the acquired properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.'s Annual Report on Form 10-K and other documents filed by Morgans Hotel Group Co. with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and neither the Company nor Morgans Hotel Group Co. assumes any obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Contacts: Judy Wilkinson / Eric Brielmann Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449